Exhibit 99.1
                                                                    ------------

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., July 11, 2003 /PRNewswire/ --First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the "Bank"), reported earnings of $535,000 for the quarter ended June 30, 2003, compared to $306,000 for the same quarter in 2002, an increase of 75.0 percent. For the fiscal year ended June 30, 2003, net income was a record $1.64 million or nearly
40.9 percent above the $1.17 million recognized the preceding fiscal year.

Fiscal 2003 earnings represented $1.04 per average outstanding share (diluted), an increase of 48.6 percent from the 70 cents for the preceding fiscal year. The company repurchased 198,035 shares of common stock during the twelve months ended June 30, 2003, and 50,436 option shares were exercised. These transactions resulted in 1,604,592 shares outstanding at June 30, 2003. The Company's board of directors paid dividends totaling 40 cents per share during the year ended June 30, 2003, a 48.1 percent increase from fiscal 2002.

The Bank's core operations have been the principal contributor to the improved earnings. For example, net interest income for the year ended June 30, 2003, increased 8.3 percent from the preceding fiscal year. This change was attributed to a 21.2 percent decrease in interest expenses partially offset by a 6.9 percent decline in interest income. The higher proportion of loans, 72.2 percent of the total assets at the most recent fiscal year end compared to 64.8 percent a year earlier, helped reduce the impact of a declining interest rate environment on asset yields.

Noninterest income increased $618,000 or 38.0 percent between the comparative fiscal years. Increased gains on loan sales were responsible for the majority of the improvement. Other major contributors included loan fee income, increases in the value of bank-owned life insurance, and earnings from subsidiary operations. At the same time, noninterest expenses for the year ended June 30, 2003, were just 3.7 percent above fiscal 2002 levels.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

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                         First Bancorp of Indiana, Inc.
                        Consolidated Financial Highlights
                                 (in thousands)

                                                    6/30/2003        6/30/2002
                                                   ===========================
Selected Balance Sheet Data:                       (unaudited)
============================
Total assets                                         188,506          183,162
Investment securities                                      0              440
Mortgage-backed securities                            31,957           37,361
Loans receivable, net                                135,022          117,934
Deposit accounts                                     115,891          119,915
Long-term debt                                        40,333           30,000
Equity capital                                        29,906           31,324


                                                           Twelve months
                                                           ended June 30,
                                                       2003             2002
                                                   ===========================
Selected Operating Data:                            (unaudited)
============================
Interest income                                       10,903           11,704
Interest expense                                       4,728            6,000
                                                   ===========================
Net interest income                                    6,175            5,704
Provision for loan losses                                563              404
                                                   ===========================
Net interest income after provision                    5,612            5,300
Noninterest income                                     2,244            1,626
Noninterest expense                                    5,504            5,306
                                                   ===========================
Income before income taxes
  and cumulative effect of a                           2,352            1,620
  change in accounting principle
Income taxes                                             711              455
Cumulative effect of change in
    accounting principle                                   0                0
                                                   ===========================
Net income                                             1,641            1,165


                                                         At or for the year
                                                           ended June 30,
Selected Financial Ratios:                              2003             2002
============================                       ===========================
Performance Ratios:                                  (unaudited)
Return on average assets                                0.89%            0.63%
Return on average equity                                5.41%            3.72%
Basic earnings per share                                1.10             0.73
Diluted earnings per share                              1.04             0.70
Interest rate spread                                    3.35%            2.95%
Net interest margin                                     3.66%            3.39%
Other expenses as a % of average total assets           2.98%            2.89%

Asset Quality Ratios:
Nonperforming loans as a % of total loans               0.28%            0.25%
Nonperforming assets as a % of total assets             0.22%            0.17%
Allowance for loan losses as a % of total loans         0.81%            0.70%
Allowance for loan losses as a %
  of nonperforming loans                              284.50%          284.59%

For further information:
Harold Duncan, Chairman & CEO
(812) 423-3196